UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2026

VICI Properties Inc.

VICI Properties L.P.

(Exact Name of Registrant as Specified in its Charter)

Maryland (VICI Properties Inc.) Delaware (VICI Properties L.P.)	001-38372 333-264352-01	81-4177147 35-2576503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Madison Avenue

New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 949-4631

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	VICI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

VICI Properties Inc. ☐ Emerging growth company

VICI Properties L.P. ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

VICI Properties Inc. ☐

VICI Properties L.P. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On August 5, 2026, VICI Properties Inc., a Maryland corporation (the “Company”), and VICI Properties L.P., a Delaware limited partnership (“VICI LP”), entered into an underwriting agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, Barclays Capital Inc., Mizuho Securities USA LLC and Truist Securities, Inc., as representatives of the several underwriters listed on Schedule I thereto (collectively, the “Underwriters”), pursuant to which VICI LP agreed to issue and sell $900 million aggregate principal amount of 5.400% Senior Notes due 2031 (the “2031 Notes”) and $850 million aggregate principal amount of 5.750% Senior Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes, the “Notes”).

The 2031 Notes will be issued at 99.966% of par value with a coupon of 5.400% per annum. The 2036 Notes will be issued at 98.375% of par value with a coupon of 5.750% per annum.

Interest on the Notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing April 15, 2027.

The 2031 Notes will mature on October 15, 2031 and the 2036 Notes will mature on October 15, 2036. VICI LP estimates that the net proceeds from this offering will be approximately $1,720.0 million, after deducting the underwriting discounts and other estimated offering expenses payable by VICI LP. The offering is expected to close on August 14, 2026 subject to the satisfaction of customary closing conditions.

The offering was made pursuant to an automatic shelf registration statement filed with the Securities and Exchange Commission on April 30, 2025 (File No. 333-286854-01), a base prospectus, dated April 30, 2025 and a prospectus supplement, dated August 5, 2026 and filed by VICI LP with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

VICI LP intends to use the net proceeds from the offering to repay all or a portion of its outstanding (i) $480.5 million in aggregate principal amount of 4.500% senior notes due 2026 (the “September 2026 Maturity Notes”), (ii) $19.5 million in aggregate principal amount of 4.500% senior notes due 2026 (the “2026 MGP Notes”), and (iii) $1.25 billion in aggregate principal amount of 4.250% senior notes due 2026 (the “December 2026 Maturity Notes”), and any remaining net proceeds for general corporate purposes, which may include the acquisition and improvement of properties, capital expenditures, working capital and the repayment or refinancing of indebtedness.

If any of the underwriters or their affiliates are holders of the September 2026 Maturity Notes, 2026 MGP Notes, December 2026 Maturity Notes or other indebtedness, such underwriters or affiliates will receive a portion of the net proceeds from this offering. In the event that greater than 5% of the net proceeds from this offering are used to repay such notes or indebtedness owed to any individual underwriter or its affiliates, this offering will be conducted in accordance with FINRA Rule 5121.

Under the Underwriting Agreement, the Company and VICI LP made certain customary representations, warranties and covenants concerning the Company, VICI LP and the registration statement, and the Company and VICI LP have also agreed to indemnify the Underwriters against certain liabilities and/or to contribute to payments that the Underwriters may be required to make in respect of those liabilities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company, for which they received or will receive customary fees and expenses.

The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

Item 8.01	Other Events.

Hogan Lovells Cadwalader US LLP, counsel to the Company and VICI LP, has issued an opinion to the Company and VICI LP dated August 6, 2026 regarding the legality of the Notes. A copy of the opinion is filed as Exhibit 5.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated August 5, 2026, by and among the Company, VICI LP and Wells Fargo Securities, LLC, Barclays Capital Inc., Mizuho Securities USA LLC and Truist Securities, Inc., as representatives of the several underwriters listed on Schedule I thereto.

5.1	Opinion of Hogan Lovells Cadwalader US LLP regarding the legality of the Notes.

23.1	Consent of Hogan Lovells Cadwalader US LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2026	VICI PROPERTIES INC.

	By:	/s/ Samantha S. Gallagher
Samantha S. Gallagher
Executive Vice President, General Counsel and Secretary

Date: August 6, 2026	VICI PROPERTIES L.P.

	By:	/s/ Samantha S. Gallagher
Samantha S. Gallagher
Secretary